Exhibit 3.3.8

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “AMC SHOWPLACE THEATRES, INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF NOVEMBER, A. D. 2009, AT 12: 19 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
4756520 8100	AUTHENTICATION: 7657256

091039888	DATE: 11-23-09

You may verify this certificate online

at corp.delaware.gov/authver.shtml

CERTIFICATE OF INCORPORATION

OF

AMC SHOWPLACE THEATRES, INC.

Dated as of November 23, 2009

ARTICLE I

NAME

The name of the corporation (herein called the “Corporation”) is AMC ShowPlace Theatres, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares, all of which shall be of one class, shall be designated Common Stock and shall have a par value of $1.00 per share.

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:19 PM 11/23/2009
FILED 12:19 PM 11/23/2009
SRV 091039888 - 4756520 FILE

ARTICLE V

INCORPORATOR

The name and mailing address of the incorporator is as follows:

Name	Mailing Address

Rajan Singh	c/o O’Melveny & Myers LLP
7 Times Square
New York, New York 10036

ARTICLE VI

DIRECTORS

The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The Corporation is authorized to provide by bylaw, agreement or otherwise for indemnification of directors, officers, employees and agents for breach of duty to the Corporation and its stockholders in excess of the indemnification otherwise permitted by applicable law.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same now exists or may be amended and supplemented, indemnify and advance expenses to its directors and officers, both as to action in his or her official capacity and as to action in another capacity while holding such office. The Corporation may, by action of the Board, extend such indemnification and advancement of expenses to any and all persons whom it shall have power to indemnify, including but not limited to its employees or agents, on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of the stockholders or disinterested directors or otherwise and shall continue as to any person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article VII.

Any amendment, repeal or modification of the foregoing paragraph, or the adoption of any provision inconsistent with this Article VII, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

MANAGEMENT OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

(a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized and empowered:

(i)        to make, alter, amend or repeal the By-laws in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation; and

(ii)       without the assent or vote of the stockholders, to authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the board of directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Corporation, real or personal, including after-acquired property.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the board of directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-laws of the Corporation.

(b) Any director or any officer elected or appointed by the stockholders or by the board of directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.

(c) From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this paragraph (c).

ARTICLE IX

INTERESTED TRANSACTIONS

The Corporation elects not to be governed by Section 203 of the DGCL.

*      *      *      *

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation as of the date first written above.

/s/ Rajan Singh
Rajan Singh
Sole Incorporator

[Certificate of Incorporation - AMC ShowPlace Theatres, Inc.]